SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO/A

Tender Offer Statement Under Section 14(d)(1) or Section 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

MF GLOBAL HOLDINGS LTD.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

9.75% Non-Cumulative Convertible Preferred Stock, Series B

and 9.00% Convertible Senior Notes due 2038

(Title of Class of Securities)

55277J306 and 55276YAB2

(CUSIP Number of Class of Securities)

Laurie R. Ferber, Esq.

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

With copies to:

David B. Harms, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$327,424,000	$23,345.33

*	Calculated Solely for purposes of determining the amount of the filing fee. The transaction valuation assumes the exchange of 1,500,000 shares of 9.75% Non-Cumulative Convertible Preferred Stock, Series B par value $1.00 per share (the “Series B Preferred Stock”) of MF Global Holdings Ltd. and $205,000,000 aggregate principal amount of 9.00% Convertible Senior Notes due 2038 (the “Notes”, and together with the Series B Preferred Stock, the “Exchange Securities”), for common stock of MF Global Holdings Ltd., par value $1.00 per share. This amount is based upon the book value of the securities acquired.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Rate Advisory #4 for Fiscal Year 2010, effective December 21, 2009, equals $71.30 for each $1,000,000 of the value of the transaction.

☒	Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid: $23,345.33	Filing Party: MF Global Holdings Ltd.

Form or Registration No: SC TO-I	Date Filed: June 1, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

☒	Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 (the “Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on June 1, 2010, as amended and supplemented by Amendment No. 1 to Schedule TO filed on June 15, 2010 (said Schedule as so amended prior to Amendment No. 2, the “Schedule TO”), which relates to the offer by MF Global Holdings Ltd., a Delaware corporation (the “Company”), pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to exchange any and all of its outstanding shares of 9.75% Non-Cumulative Convertible Preferred Stock, Series B, par value $1.00 per share (the “Series B Preferred Stock”), and any and all of its outstanding 9.00% Convertible Senior Notes due 2038 (the “Notes” and, together with the Series B Preferred Stock, the “Exchange Securities”) for shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), plus a premium paid in cash (the “Exchange Offer”), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated June 1, 2010, as amended on June 15, 2010 and as amended and supplemented by the Supplement to the Offer to Exchange, dated June 30, 2010 (said Offer as so amended and supplemented to the date hereof, the “Offer to Exchange”), and in the related Letters of Transmittal, each of which has been previously filed as an exhibit to the Schedule TO (except for said Supplement, which is filed herewith).

All information in the Offer to Exchange, including all schedules and annexes thereto, which was previously filed with the Schedule TO, is hereby expressly incorporated by reference in this Amendment No. 2 in response to all items required in the Schedule TO, except that such information is hereby amended and restated to the extent specifically provided for herein. All capitalized terms used in this Amendment No. 2 and not otherwise defined have the respective meanings ascribed to them in the Offer to Exchange as amended or supplemented.

Item 4.	Terms of the Transaction.

The information set forth in the Supplement to the Offer to Exchange under “Amendment to the Exchange Offer” is incorporated herein by reference.

The information set forth in the Supplement to the Offer to Exchange under “Accounting Treatment” is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

The information set forth in the Supplement to the Offer to Exchange under “Capitalization” is incorporated herein by reference.

Item 12.	Exhibits.

Exhibits filed as part of this Schedule TO with Amendment No. 2 are listed below with the symbol “*”. Exhibits previously filed with the Schedule TO have been marked with the symbol “**”.

(a)(1)(A)	Offer to Exchange, dated June 1, 2010.**

(a)(1)(B)	Form of Letter of Transmittal (Series B Preferred Stock).**

(a)(1)(C)	Form of Letter of Transmittal (Notes).**

(a)(1)(D)	Form of Notice of Withdrawal.**

(a)(1)(E)	Offer to Exchange, dated June 1, 2010, as amended on June 15, 2010.**

(a)(1)(F)	Supplement to Offer to Exchange, dated June 30, 2010.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press Release, dated June 1, 2010.**

(a)(5)(B)	Press Release, dated June 15, 2010.**

(a)(5)(C)	Press Release, dated June 30, 2010.*

(b)	Not applicable.

(d)(1)	Indenture, dated as of June 25, 2008, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K, filed on June 26, 2008).**

(d)(2)	First Supplemental Indenture, dated as of January 4, 2010, between MF Global Holdings Ltd. and Deutsche Bank Trust Company Americas, with respect to the Notes (incorporated by reference as Exhibit 4.2 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(3)	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, (incorporated by reference as Exhibit 4.3 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(4)	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(5)	Amendment No. 2 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of January 4, 2010 (incorporated by reference as Exhibit 4.3 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(6)	Amendment No. 3 to the Rights Agreement, dated as of May 28, 2010, between MF Global Holdings Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on May 28, 2010).**

(d)(7)	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended (incorporated by reference as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, filed on May 31, 2007).**

(d)(8)	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 4.6 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(9)	Investment Agreement, between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.48 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(10)	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.49 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(11)	Transfer Agreement, dated as of February 3, 2010, between the Company and JCF MFG Holdco LLC (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on February 5, 2010).**

(d)(12)	Replacement Capital Covenant (incorporated by reference as Exhibit 1.1 to our Current Report on Form 8-K, filed on July 18, 2008).**

(d)(13)	Amended and Restated MF Global 2007 Long Term Incentive Plan (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on February 11, 2009).**

(d)(14)	Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan, effective as of January 4, 2010 (incorporated by reference as Exhibit 4.5 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).**

(d)(15)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.24 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(16)	Form of Share Option Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.25 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(17)	Form of Restricted Share Unit Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.26 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(18)	Form of Restricted Share Unit Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.27 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(19)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(20)	Form of Restricted Share Unit Award Agreement (Cliff Vesting) (incorporated by reference as Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(21)	Form of Restricted Share Unit Award Agreement (Ratable Vesting) (incorporated by reference as Exhibit 10.5 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(22)	Form of Restricted Share Unit Award Agreement (Share Option Exchange) (incorporated by reference as Exhibit 99.(A)(I)(IV) to our Tender Offer Statement in Schedule TO, filed on October 7, 2009).**

(d)(23)	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference as Exhibit 10.28 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(24)	Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan, effective as of January 4. 2010, (incorporated by reference as Exhibit 4.6 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).**

(d)(25)	MF Global Ltd. Approved Savings-Related Share Option Plan (incorporated by reference as Exhibit 10.29 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(26)	Form of Non-Executive Chairman Restricted Share Award Agreement (incorporated by reference as Exhibit 10.33 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(27)	Form of Non-Employee Director Restricted Share Award Agreement (incorporated by reference as Exhibit 10.37 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(28)	Transition Agreement between MF Global Ltd. and Kevin R. Davis (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on October 29, 2008).**

(d)(29)	Transition Agreement between MF Global Ltd. and Christopher Smith (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on September 11, 2008).**

(d)(30)	Transition Agreement between MF Global Ltd. and Amy Butte (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on January 4, 2008).**

(d)(31)	Form of Executive Officer Employment Agreement with MF Global Ltd. (incorporated by reference as Exhibit 10.16 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(32)	Amended and Restated Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan (incorporated by reference as Exhibit 10.1 of our Current Report on Form 8-K, filed on April 3, 2009).**

(d)(33)	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber (incorporated by reference as Exhibit 10.1 of our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(34)	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte (incorporated by reference as Exhibit 10.21 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(35)	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007 (incorporated by reference as Exhibit 10.35 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(36)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Thomas Connolly (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 10, 2009).**

(d)(37)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Michael Roseman, (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on September 30, 2009).**

(d)(38)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and J. Randy MacDonald (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on October 5, 2009).**

(d)(39)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and Laurence O’Connell (incorporated by reference as Exhibit 10.2 to our Current Report on Form 8-K, filed on October 5, 2009).**

(d)(40)	Amended and Restated Employment Agreement, dated September 22, 2009, between MF Global Ltd. and James Rowsell (incorporated by reference as Exhibit 10.2 of our Quarterly Report on Form 10-Q, filed on February 5, 2010).**

(d)(41)	Employment Agreement, dated March 23, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on March 23, 2010).**

(d)(42)	Share Option Award Agreement, dated as of April 7, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.36 to our Annual Report on Form 10-K, filed on May 28, 2010).**

(d)(43)	Resignation Letter from Laurence O’Connell to the Company, dated May 14, 2010 (incorporated by reference as Exhibit 10.27 to our Annual Report on Form 10-K, filed on May 28, 2010).**

(d)(44)	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(45)	Certificate of Designation, 6% Cumulative Convertible Preferred Stock, Series A (incorporated by reference from Annex A to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(46)	Certificate of Designation, 9.75% Cumulative Convertible Preferred Stock, Series B (incorporated by reference from Annex B to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(g)	Not applicable.

(h)	Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 30, 2010

MF GLOBAL HOLDINGS LTD.

By:	/s/ J. RANDY MACDONALD
Name:	J. Randy MacDonald
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibits filed as part of this Schedule TO with Amendment No. 2 are listed below with the symbol “*”. Exhibits previously filed with the Schedule TO have been marked with the symbol “**”.

(a)(1)(A)	Offer to Exchange, dated June 1, 2010.**

(a)(1)(B)	Form of Letter of Transmittal (Series B Preferred Stock).**

(a)(1)(C)	Form of Letter of Transmittal (Notes).**

(a)(1)(D)	Form of Notice of Withdrawal.**

(a)(1)(E)	Offer to Exchange, dated June 1, 2010, as amended on June 15, 2010.**

(a)(1)(F)	Supplement to Offer to Exchange, dated June 30, 2010.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press Release, dated June 1, 2010.**

(a)(5)(B)	Press Release, dated June 15, 2010.**

(a)(5)(C)	Press Release, dated June 30, 2010*

(b)	Not applicable.

(d)(1)	Indenture, dated as of June 25, 2008, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K, filed on June 26, 2008).**

(d)(2)	First Supplemental Indenture, dated as of January 4, 2010, between MF Global Holdings Ltd. and Deutsche Bank Trust Company Americas, with respect to the Notes (incorporated by reference as Exhibit 4.2 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(3)	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, (incorporated by reference as Exhibit 4.3 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(4)	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(5)	Amendment No. 2 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of January 4, 2010 (incorporated by reference as Exhibit 4.3 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(6)	Amendment No. 3 to the Rights Agreement, dated as of May 28, 2010, between MF Global Holdings Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on May 28, 2010).**

(d)(7)	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended (incorporated by reference as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, filed on May 31, 2007).**

(d)(8)	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 4.6 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(9)	Investment Agreement, between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.48 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(10)	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.49 to our Annual Report on Form 10-K, filed on June 13, 2008).**

(d)(11)	Transfer Agreement, dated as of February 3, 2010, between the Company and JCF MFG Holdco LLC (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on February 5, 2010).**

(d)(12)	Replacement Capital Covenant (incorporated by reference as Exhibit 1.1 to our Current Report on Form 8-K, filed on July 18, 2008).**

(d)(13)	Amended and Restated MF Global 2007 Long Term Incentive Plan (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on February 11, 2009).**

(d)(14)	Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan, effective as of January 4, 2010 (incorporated by reference as Exhibit 4.5 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).**

(d)(15)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.24 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(16)	Form of Share Option Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.25 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(17)	Form of Restricted Share Unit Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.26 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(18)	Form of Restricted Share Unit Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.27 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(19)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(20)	Form of Restricted Share Unit Award Agreement (Cliff Vesting) (incorporated by reference as Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(21)	Form of Restricted Share Unit Award Agreement (Ratable Vesting) (incorporated by reference as Exhibit 10.5 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(22)	Form of Restricted Share Unit Award Agreement (Share Option Exchange) (incorporated by reference as Exhibit 99.(A)(I)(IV) to our Tender Offer Statement in Schedule TO, filed on October 7, 2009).**

(d)(23)	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference as Exhibit 10.28 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(24)	Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan, effective as of January 4. 2010, (incorporated by reference as Exhibit 4.6 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).**

(d)(25)	MF Global Ltd. Approved Savings-Related Share Option Plan (incorporated by reference as Exhibit 10.29 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).**

(d)(26)	Form of Non-Executive Chairman Restricted Share Award Agreement (incorporated by reference as Exhibit 10.33 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(27)	Form of Non-Employee Director Restricted Share Award Agreement (incorporated by reference as Exhibit 10.37 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(28)	Transition Agreement between MF Global Ltd. and Kevin R. Davis (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on October 29, 2008).**

(d)(29)	Transition Agreement between MF Global Ltd. and Christopher Smith (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on September 11, 2008).**

(d)(30)	Transition Agreement between MF Global Ltd. and Amy Butte (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on January 4, 2008).**

(d)(31)	Form of Executive Officer Employment Agreement with MF Global Ltd. (incorporated by reference as Exhibit 10.16 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(32)	Amended and Restated Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan (incorporated by reference as Exhibit 10.1 of our Current Report on Form 8-K, filed on April 3, 2009).**

(d)(33)	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber (incorporated by reference as Exhibit 10.1 of our Quarterly Report on Form 10-Q, filed on August 7, 2009).**

(d)(34)	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte (incorporated by reference as Exhibit 10.21 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(35)	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007 (incorporated by reference as Exhibit 10.35 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).**

(d)(36)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Thomas Connolly (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 10, 2009).**

(d)(37)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Michael Roseman, (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on September 30, 2009).**

(d)(38)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and J. Randy MacDonald (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on October 5, 2009).**

(d)(39)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and Laurence O’Connell (incorporated by reference as Exhibit 10.2 to our Current Report on Form 8-K, filed on October 5, 2009).**

(d)(40)	Amended and Restated Employment Agreement, dated September 22, 2009, between MF Global Ltd. and James Rowsell (incorporated by reference as Exhibit 10.2 of our Quarterly Report on Form 10-Q, filed on February 5, 2010).**

(d)(41)	Employment Agreement, dated March 23, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on March 23, 2010).**

(d)(42)	Share Option Award Agreement, dated as of April 7, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.36 to our Annual Report on Form 10-K, filed on May 28, 2010).**

(d)(43)	Resignation Letter from Laurence O’Connell to the Company, dated May 14, 2010 (incorporated by reference as Exhibit 10.27 to our Annual Report on Form 10-K, filed on May 28, 2010).**

(d)(44)	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(45)	Certificate of Designation, 6% Cumulative Convertible Preferred Stock, Series A (incorporated by reference from Annex A to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(d)(46)	Certificate of Designation, 9.75% Cumulative Convertible Preferred Stock, Series B (incorporated by reference from Annex B to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).**

(g)	Not applicable.

(h)	Not applicable.